Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement on Form S-3, as amended (File No. 333-228206), of Five Prime Therapeutics, Inc.;
(2)

Registration Statements on Form S-8 (File Nos. 333-191700, 333-194820, 333-202854, 333-211216, 333-217737, 333-224748, 333-231341 and 333-238069) pertaining to the 2002 Equity Incentive Plan, 2010 Equity Incentive Plan, 2013 Omnibus Incentive Plan and the 2013 Employee Stock Purchase Plan of Five Prime Therapeutics, Inc.;

of our reports dated March 22, 2021, with respect to the financial statements of Five Prime Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Five Prime Therapeutics, Inc. included in this Annual Report (Form 10-K) of Five Prime Therapeutics, Inc. for the year ended December 31, 2020.

/s/ Ernst & Young LLP

San Francisco, California

March 22, 2021